Exhibit 23.4

云南唯真律师事务所 Yunnan Weizhen Law Offices

云南唯真律师事务所

Yunnan Weizhen Law Offices

Add: Room 302, E Building of Baijilong Square, Kunming,

Yunnan, China 650000

Tel: 86-871-63638368     Fax: 86-871-63638368

E-mail: yxnie@ymail.com

February 12, 2018

Re: Consent Letter on Hebron Technology Ltd. Form F-3

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We act as the PRC counsel to Hebron Technology Company Limited (the “Company”), a company incorporated under the laws of the British Virgin Islands in connection with the filing on Form F-3 to register $50,000,000 of securities of the Company in a shelf registration statement.

We hereby consent to the reference to our name in such registration statement.

This Consent is rendered solely to you for the filing on Form F-3 and may not be used for any other purpose. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Sincerely yours,

/s/ Yunnan Weizhen Law Offices

Yunnan Weizhen Law Offices